Exhibit 10.1

Carbon Natural Gas Company

Annual Incentive Plan

2016

Carbon Natural Gas Company

2016 Annual Incentive Plan

Plan Objectives

The Annual Incentive Plan (the “Plan”) is designed to meet the following objectives:

●	Provide an annual incentive plan that is performance driven and is focused on objectives that are critical to the success of Carbon Natural Gas Company and the creation of value for shareholders.

●	Offer industry competitive cash compensation opportunities for employees.

●	Reward outstanding achievement.

●	Recruit and retain key employees.

Plan Outline

The Plan provides for Annual Incentive Awards which will be determined on the basis of the Company’s results of Financial and Operating Performance Measures.

Thirty percent of the Incentive Award will be based on Financial and Operating Performance Measures selected by the Board of Directors.

Seventy percent of the Incentive Award will be a Discretionary Award determined by the Board of Directors.

The Plan period is from January 1, 2016 to December 31, 2016.

Carbon Natural Gas Company

2016 Annual Incentive Plan

Performance Objective Measures and Weighting

The Board of Directors will establish the Financial and Operating Performance Measures, the Threshold, Target and Outstanding performance levels and the weighting for each Performance Measure.

The Financial and Operating Performance Measures and Targets for the 2016 Annual Incentive Plan are set forth below:

Performance Measure
	Weighting	Threshold	Target	Outstanding

Lease Operating Expenses $ / unit of Production	33.33%	$1.25	$1.11	$1.00

General & Administrative Expenses	33.33%	$4,500,000	$4,200,000	$4,000,000

Year End Bank Debt	33.33%	$9,500,000	$9,045,000	$8,600,000

Total Performance Measures	100%

Board of Directors Discretionary Component - Weighting_70% of Award

The discretionary component is designed to address notable achievements not reflected in the Performance Measures component of the Plan Award.

Range of Board Discretionary Incentive Award:	0% - 200%

Carbon Natural Gas Company

2016 Annual Incentive Plan

Plan Administration

The Plan will be administered by the Compensation, Nominating and Governance Committee and the Chief Executive Officer (for all positions except his own). The Chief Financial Officer will verify the performance calculation for the financial and operating measures.

The Board of Directors shall determine Award levels for the Chief Executive Officer, Chief Financial Officer, President and the Staff Pool. The CEO will allocate Incentive Awards to the Pool Participants.

The Board cannot increase payout amounts above the outstanding level for performance categories which depend on the achievement of specific Company targets. Payments related to performance categories that are tied to the achievement of specific targets are capped once the highest level is achieved. The Board can, in its discretion, reduce or increase the payout amounts for performance categories after taking into account special or unusual factors that may have contributed to the achievement of target performance measures such as acquisitions, commodity prices or other factors considered appropriate by the Board.

Award Achievement Levels

Award Achievement Levels for the Plan will be:

●	Threshold	Level at which Minimum Award payout occurs

●	Target	Level at which the participant receives the Target Award percentage.

●	Outstanding	Level at which the participant receives 200% of the Target Award.

Completion percentages between Threshold, Target and Outstanding will be determined by linear interpolation.

Targets maybe adjusted for material changes made during the year to the business plan or scope thereof, including changes to the capital expenditure budget.

Carbon Natural Gas Company

2016 Annual Incentive Plan

Performance Levels

Performance levels will be set for each Measure. Performance results below the Threshold in any one Measure will equate to a zero completion percentage for that Measure.

A minimum 30% overall completion achievement is required for the total Plan in order for any Incentive Award payments to be made under the Plan.

Completion Calculation

Completion percentages for each individual Measure will be equal to the calculated completion percentage of the Measure times the weighting for that Measure. The overall completion percentage for the Plan for Financial and Operating Measures will be the sum of the weighted completion percentages for each individual Measure.

The Board will determine the Discretionary Award which may range from 0% to 200% achievement and which will account for 70% of the overall Incentive Award.

Participants

The CEO shall determine which employees are to be participants in the Plan. If a participant’s employment with the Company terminates for any reason prior to payment, the bonus award (if any) will be paid at the discretion of the Board of Directors.

The Target Award percentages for the CEO and the named executive officers of the Company (Exhibit A) are established by the Board of Directors. The CEO is authorized to establish and adjust at his discretion the Target Award percentages for Staff Pool participants and the allocation of incentive awards to the Pool Participants. All Awards to officers under the Plan are subject to approval of the Board.

Incentive Awards will be calculated based upon the participant’s average base salary during the Plan year or earned salary during the Plan year if the Participant was a new hire during the year, took a leave of absence, or was absent due to a worker’s compensation issue.

Carbon Natural Gas Company

2016 Annual Incentive Plan

Performance Measure	Lease Operating Expenses $ / unit of Net Production

Target	Lease Operating Expenses of $1.11 per unit of net production equivalent.

For purposes of the Plan, net equivalent production shall be measured by calculating the natural gas equivalent value as determined by the ratio of one barrel of oil equal to 6 mcf of natural gas.

Definition	Actual cash Lease Operating Expenses.

Award Levels	● Threshold $1.25 per Unit

● Target $1.11 per Unit

● Outstanding $1.00 per Unit

Carbon Natural Gas Company

2016 Annual Incentive Plan

Performance Measure	General & Administrative Expenses

Target	General & Administrative Expenses of $4,200,000

Definition	Actual cash General and Administrative expenses.

For purposes of the Plan, Annual Incentive Plan Award amounts shall be excluded from cash General and Administrative expenses.

Award Levels	● Threshold $4,500,000

● Target $4,200,000

● Outstanding $4,000,000

Carbon Natural Gas Company

2016 Annual Incentive Plan

Performance Measure	Year End Bank Debt

Target	Year End Bank Debt of $9,045,000

Definition	Bank Debt at December 31, 2016

Bank debt shall be defined as outstanding borrowings on the Company’s credit facility. The Board of Directors may consider adjusting bank debt to include changes in working capital (if such adjustments have a material effect on the ratio) or if the Company completes corporate or asset acquisitions during the year.

Award Levels	● Threshold $9,500,000

● Target $9,045,000

● Outstanding $8,600,000

Carbon Natural Gas Company

2016 Annual Incentive Plan

Exhibit A

Target Bonus Award Levels		%

Patrick M. McDonald	Chief Executive Officer	100
Kevin D. Struzeski	Chief Financial Officer	65
Mark D. Pierce	President	65